Exhibit 10.1
Date: 24th July 2007
TEEKAY CORPORATION
and
TEEKAY OFFSHORE PARTNERS L.P.

PURCHASE AGREEMENT

relating to
the sale and purchase of
the entire ownership interests in
NAVION GOTHENBURG L.L.C.
And
NAVION GOTHENBURG AS

THIS AGREEMENT is made as of the 24th day of July 2007
BETWEEN:
(1)	Teekay Corporation, a Marshall Islands company having a principal office at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, Bahamas (the “Vendor”); and

(2)	Teekay Offshore Partners L.P., a Marshall Islands limited partnership having a principal office at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, Bahamas (the “Purchaser”)
WHEREAS:
(A)	Navion Gothenburg LLC, as owner of the m.v. NAVION GOTHENBURG (the “Vessel”), has bareboat chartered the Vessel to Navion Gothenburg AS pursuant to a bareboat charterer dated December 1, 2006 (the “Head Charter”) and Navion Gothenburg AS, as disponent owner of the Vessel, has bareboat chartered the Vessel to Fronape International Company of P.O. Box 714 Georgetown, Grand Cayman, Cayman Islands (the “Charterer”) pursuant to a novation agreement on December 1, 2006 of the bareboat charter dated January 16, 2006 between the Charterer, counter-signed by Petrobras Transporte S.A. — Transpetro of Av Presidente Vargas, 328-20091-660 Rio de Janiero, RJ, Brazi,l and Teekay Norway AS (the bareboat charter as novated is hereinafter referred to as the “Charter”).

(B)	The Vessel has been converted to a dynamically positioned shuttle tanker for service under the Charter and the purchase of the Vessel by Navion Gothenburg LLC and its conversion are financed or are to be financed by means of a US$106,000,000 secured revolving credit facility from DnB Nor Bank ASA as agent.

(C)	The Vendor is the legal and beneficial owner of 100% of the limited liability interests of Navion Gothenburg LLC and the ultimate beneficial indirect owner of 100% of all of the shares of the Navion Gothenburg AS (together the “Interests”).

(D)	The Vendor has agreed to sell or procure the sale of, and the Purchaser has agreed to purchase itself and through its wholly owned subsidiary Teekay Norway AS, 50% of the limited liability interests of Navion Gothenburg LLC and the ultimate beneficial indirect owner of 100% of all of the shares of the Navion Gothenburg AS, on and subject to the terms and conditions hereinafter appearing.
IT IS AGREED as follows:
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, including the Schedules and the recitals, unless the context requires otherwise:

“Business Day” means a day (other than a Saturday or Sunday) on which banks in New York are open for the transaction of normal banking business (other than solely for trading and settlement in Dollars) or, for the purposes of Clause 10, a day on which banks are open for the transaction of normal banking business in the country of receipt of a notice.

“Business Information” means all information and records (in whatever form held and whether commercial, financial, technical or otherwise) relating to the Company or the business or activities or affairs of the Company, which can be reasonably considered to be confidential to the Company.

“Charter” means the bareboat charter in respect of the Vessel dated 16th January 2006 between Navion Gothenburg AS the Charterer and Transpetro (as novated by a novation agreement dated December 1, 2006) as defined in Recital (A).

“Transpetro” means Petrobras Transporte S.A. — Transpetro of Av Presidente Vargas, 328-20091-660 Rio de Janiero, RJ, Brazil.

“Charterer” means Fronape International Company of P.O. Box 714 Georgetown, Grand Cayman, Cayman Islands.

“Claim” means a claim for breach of Warranty by the Purchaser against the Vendor.

“Closing” means completion of the sale and purchase of the Interests in accordance with Clause 4.1.

“Closing Date” means 24th July 2007, being the day on which Closing takes place.

“Companies” means:

(1) Navion Gothenburg L.L.C. (“Navion Gothenburg LLC”), a limited liability company formed under the laws of the Republic of the Marshall Islands with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and a principal office c/o Teekay Corporation, Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, Bahamas.; and

(2) Navion Gothenburg AS (“Navion Gothenburg AS”) a limited company incorporated and registered under the laws of Norway with a business address at Verven 4, 4014 Stavanger, Norway.

“Consideration” means the consideration payable by the Purchaser for the Interests as stated in Clause 3.

“Contracts” means those agreements, contracts, understandings and arrangements to which the Companies respectively are a party or to which any of the Interests, the Vessel or any other assets of the Companies are subject or by which they are bound which are material to the Companies or their trading activities, set out in the Disclosure Schedule.

“Counter-Indemnity Agreement” means the agreement in the form set out in Schedule C.

“Covered Environmental Losses” means all environmental and toxic tort Losses and Expenses suffered or incurred by the Purchaser, the Purchaser Group Companies or the Company by reason of or arising out of:

(a) any violation or correction of violation of Environmental Laws; or

(b) any event or condition associated with ownership or operation by the Vendor or the Vendor Group Companies of the Interests (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Vessel or the disposal or release of Hazardous Substances generated by operation of the Vessel), including, without limitation, (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work, but only to the extent that such violation complained of under clause (a), or such events or conditions included in clause (b), occurred before the Closing Date; and, provided that, in no event shall Losses or Expenses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses”.

“Disclosed” means fully, fairly and expressly disclosed by the Transaction Documents or the Disclosure Schedule and, for this purpose “fairly disclosed” means any information disclosed in such manner and in such detail or with sufficient explanation as to enable a reasonable purchaser to make an informed assessment or estimation of the matter concerned and its financial, operational or other consequences to the Companies.

“Disclosure Schedule” means the Disclosure Schedule provided to the Purchaser by the Vendor concurrently with the execution and delivery of this Agreement.

“Dollars” means United States Dollars.

“Environmental Laws” means all federal, state, foreign and local laws, statutes, rules, regulations, orders, judgments and ordinances relating to protection of health and safety and the environment, each as amended up to and including the Closing Date..

“Hazardous Substances” means (a) substances which contain substances defined in or regulated under applicable Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any substances with respect to which a federal, state, foreign or local agency requires environmental investigation, monitoring, reporting or remediation; (e) any hazardous waste or solid waste, within the meaning of any Environmental Law; (f) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (g) any radioactive material; and (h) any asbestos-containing materials that represent a health hazard.

“Head Charter” means the bareboat charter of the Vessel dated 1st December 2006 made between Navion Gothenburg LLC and Navion Gothenburg AS as defined in Recital (A).

“Indebtedness” means any borrowings or other indebtedness whatsoever owed by either of the Companies.

“Insolvency Event” means in relation to any of the Purchaser, the Vendor or either of the Companies (as the context may require) that any of the following actions has occurred in relation to it:
(i)	an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(ii)	it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(iii)	any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.
“Interests” means 50% of the limited liability interests of Navion Gothenburg LLC and 100% of all of the shares of the Navion Gothenburg AS.

“Loan Facility Agreement” means the loan facility agreement dated July 11, 2007 among (i) Navion Gothenburg L.L.C. as borrower, (ii) the banks and financial institutions listed therein as lenders and (iii) DnB NOR Bank ASA as agents, mandated lead arranger, bookrunner and security trustee (the “Agent”) and Fortis Capital Corp, as mandated lead arranger and bookrunner, providing for a term loan facility of up to US$106,000,000.

“Losses and Expenses” means liabilities, losses, damages, claims, demands, awards and expenses (including, without limitation, legal costs) and includes, for the avoidance of doubt, any value added tax (VAT) (or similar tax) payable in relation to any such matter, circumstance or item (except to the extent that the party claiming Losses and Expenses obtains credit for such VAT as input tax).

“Purchaser Group Companies” means the Purchaser and any subsidiaries thereof and the Purchaser’s general partner.

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, right of set-off, trust arrangement, title retention or other security interest or other agreement or arrangement of any kind having the effect of conferring security.

“Specified Rate” is the rate of interest equal to yearly LIBOR from time to time plus 100 basis points.

“Tax” or “Taxation” means any tax, duty, contribution, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest in relation thereto, including without limitation (and without prejudice to the foregoing) corporation tax, income tax (including tax failing to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, and any other payment whatsoever that the Company is or may be or become bound to make to any person and that is or purports to be in the nature of taxation or otherwise by reason of any taxation statutes.

“Taxation Authority” means any national, local municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having, or purporting to have power or authority in relation to Tax.

“Transaction Documents” means this Agreement and the other documents delivered at Closing pursuant to Clause 4.

“Vendor’s Account” means such account of the Vendor as the Vendor may specify to the Purchaser from time to time.

“Vendor Group Companies” means the Vendor and any subsidiary of the Vendor, from time to time (except, with effect from Closing, the Companies and any Purchaser Group Companies).

“Vessel” means the shuttle tanker vessel “NAVION GOTHENBURG” owned by Navion Gothenburg L.L.C., details of which are set out in Schedule B.

“Warranties” means the representations and warranties set out in Clause 5.1 and Schedule A.

1.2	Interpretation

(a)	Reference to:
(i)	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);

(ii)	a statutory or regulatory body shall include its successors and any substituted body;

(iii)	the singular includes the plural and vice versa; and

(iv)	one gender includes all genders.
(b)	Unless otherwise stated, a reference to a Clause, sub-clause or Schedule is a reference to a Clause or sub-clause of, or Schedule to, this Agreement and a reference to this Agreement includes its Schedules.

(c)	Clause headings in this Agreement and in the Schedules are for ease of reference only and do not affect its construction.

(d)	In construing this Agreement the so-called ejusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

2	AGREEMENT FOR SALE

2.1	Sale and purchase of Interests. Subject to the other provisions of this Agreement, the Vendor shall sell the Interests of the Vendor in Navion Gothenburg L.L.C. to the

Purchaser and the Purchaser shall purchase the Interests with effect from July 24, 2007. The Vendor shall procure the sale by wholly owned subsidiary Teekay Shipping Norway AS of all the Interests in Navion Gothenburg AS to Teekay Norway AS. The purchase by Teekay Norway AS of the Interests in Navion Gothenburg AS is at the direction of the Purchaser.

2.2	Absolute title to Interests; no Security Interest in Interests. The Vendor shall take all steps within its power and control (but without any obligation to expend any material amount) to procure that the Purchaser and Teekay Norway AS (as appropriate) will duly obtain absolute title to the entire legal and beneficial interest in the Interests, and all rights (whether in respect of distributions, voting or otherwise) that at the date of this Agreement or any later time are conferred on or by any of the Interests, free from any Security Interest.

3	CONSIDERATION

3.1	Payment of Consideration. The Consideration shall be the sum of US$59,089,000 (Fifty Nine Million and Eight Nine Thousand United States Dollars) which shall include the assumption of 50% of any amount drawn or to be drawn under the Loan Facility Agreement to a maximum of $85,000,000, payable as follows:

Intermediary Bank:	Bank of New York, New York
Intermediary Bank’s SWIFT:	IRVTUS3N
ABA:	021 000 018
Beneficiary Bank:	DnB NOR Bank ASA, New York
Address:	200 Park Avenue,
New York, NY 10166- 0396
Account Number:	8026001499
Beneficiary Bank’s SWIFT:	DNBAUS33
Account Name:	Teekay Corporation
Account Number:	14712001
Currency:	USD
3.2	Vendor’s Undertakings. In addition to the transfer of the Interests to the Purchaser, the Vendor further undertakes as follows:

(a)	that on Closing, it shall procure that the Companies shall have no net liabilities other than the liabilities disclosed in the Disclosure Statement;

(b)	following the Closing Date and upon receiving any notices, correspondence, information or enquiries in relation to either of the Companies, the Interests, the Vessel or the Contracts, it shall forthwith pass copies thereof to the Purchaser and shall hold in trust for the Companies and account forthwith for any monies received after the Closing Date on account of the Companies.

4	COMPLETION

4.1	Timing and place of Closing. Subject to the provisions of this Agreement, Closing shall be effected by the Vendor satisfying its obligations under Clauses 4.2 and by the Purchaser satisfying its obligations under Clause 4.3 and shall take place on the Closing Date.

4.2	Vendor’s Closing obligations. The Vendor shall deliver or procure that there are delivered to the Purchaser on or before the Closing Date (as the context may permit):

(a)	duly executed transfers in respect of the Interests in favour of the Purchaser and/or Teekay Norway AS (as appropriate), or as it may direct;

(b)	the certificates, if any, for the Interests (or an indemnity in the approved form for any lost certificates);

(c)	a certified copy of the minutes of a meeting of the directors of the Vendor (certified as at the date of Closing to be a certified copy of such resolutions in full force and effect and certifying that such resolutions have not been revoked), authorising the execution of the Transaction Documents (to which it is party);

(d)	confirmation in a form satisfactory to the Purchaser that the transfer of the Interests in Navion Gothenburg AS has been duly authorised and effected;

(e)	all statutory and minute books (in every case written up to, but not including, the Closing Date), common seals, certificates of formation and certificates of amendment (or equivalent), cheque books, bank mandates and other books and records (whether statutory, financial or otherwise) of the Companies as applicable and all certificates and documents of title relating to any investments of the Companies;

(f)	the original copies of the Contracts;

(g)	evidence satisfactory to the Purchaser that all amounts payable by the Companies under any loan facilities made available by the Vendor (other than with respect to amounts Disclosed as liabilities in the Disclosure Schedule), any bank, financial institution, or any other person whether on the basis of any Security Interest provided by the Companies, and whether in relation to the Vessel or otherwise, have been paid in full and all associated Security Interests (including, without limitation, those identified in the Disclosure Schedule) and any other agreements or obligations entered into by the Companies for the benefit of themselves respectively or any other person have been terminated or released and, in relation to Security Interests, reassigned to the Companies or to the person giving the same; and

(h)	the duly executed certificate of an officer of the Vendor dated on the Closing Date, in form reasonably acceptable to the Purchaser, certifying on behalf of the Vendor to the accuracy of representations and Warranties of the Vendor contained in this Agreement.

(i)	The duly executed certificate of an officer of the Vendor dated on the Closing Date, in form reasonably acceptable to the Purchaser, certifying that the Vessel has been accepted by the Charterer and in on hire under the terms of the Charter and attaching a copy of a protocol of delivery and acceptance under the Charter duly executed by the Charterer to this effect or any other document reasonably acceptable to the Purchaser and executed by the Charterer evidencing such acceptance.

4.3	Purchaser’s Closing obligations. The Purchaser shall on Closing and subject to the transfer of the Interests:

(a)	deliver or procure that there are delivered to the Vendor a certified copy of the minutes of a meeting of the directors of its general partner, authorising the execution of this Agreement and any other Transaction Document that it is to execute pursuant to this Agreement;

(b)	pay to the Vendor the Consideration by transferring such amount to the Vendor’s Account for value on the Closing Date.

4.4	Closing obligations not fulfilled. If either party fails, for any reason, to comply with any of its obligations under the foregoing provisions of this Clause 4, the other party may, at its option:

(a)	by written notice to the first party defer the date for Closing by one or more periods that shall not exceed 20 (twenty) Business Days in aggregate in respect of either all of the parties’ obligations under the foregoing provisions of this Clause 4 or such of those obligations that have not been complied with; or

(b)	proceed to Closing so far as practicable but without prejudice to the second party’s rights (whether under this Agreement or the general law) as regards the obligations with which the first party has not complied; or

(c)	waive all or any of the obligations in question of the first party.

(d)	If Closing is deferred to another date in accordance with Clause 4.4(a), and Closing is effected, the provisions of this Agreement shall apply as if that other date were the Closing Date.

5	WARRANTIES

5.1	General. The Vendor represents, warrants and undertakes, subject to Clause 5.8, that each statement in Schedule A is at the date of this Agreement, and will (save as Disclosed [in the Disclosure Schedule] [in writing not later than the time of Closing]) at the Closing Date remain, true, accurate and not misleading in any respect on the basis that a reference to the Closing Date were substituted for any express or implied reference to the date of this Agreement in that Schedule.

5.2	Claims. The Vendor hereby unconditionally and irrevocably covenants with the Purchaser that, subject always to the limitations set out in Clause 6, it will indemnify the Purchaser, Teekay Norway AS and the Companies against all Losses and Expenses that any of the Purchaser Group Companies or the Companies may suffer or incur or pay in enforcing its rights in connection with any matter referred to in this Agreement or any of the Transaction Documents including, without limitation:

(i)	the disputing and/or settlement of any Claims and any steps taken to avoid and advice sought in connection with any actual, threatened or anticipated Claims;

(ii)	any legal proceedings in which any of the Purchaser Group Companies or the Companies makes a Claim; and

(iii)	the enforcement of any such settlement or judgement.
5.3	Reliance on Warranties. The Vendor acknowledges that:
(a)	the Purchaser has been induced to enter and is entering into this Agreement and the other Transaction Documents on the basis of and in reliance upon the Warranties;

(b)	the Purchaser may rely on the Warranties to the exclusion of any other information, and that, with the exception of matters set forth in the Disclosure Schedule, the Purchaser’s rights in respect thereof will not be in any way impaired as a result of any other information being possessed by or available to any Purchaser Group Companies or any officer, employee, professional or financial adviser of, or person acting on behalf of, the Purchaser or any Purchaser Group Companies.
5.4	Warranties are separate and independent. Each Warranty shall be construed as a separate and independent warranty and, save as expressly provided otherwise, shall not be limited or restricted by reference to or inference from any other terms of this Agreement or any other Warranty.

5.5	Reduction in Consideration. Any payments made by the Vendor to the Purchaser in respect of Claims shall, to the extent lawfully possible, be treated by the parties as a reduction in the Consideration; provided, however, that this Clause 5.5 shall not in any way limit or restrict the amount recoverable by the Purchaser or any other person under this agreement to the amount of the Consideration or any other amount (but this is without prejudice to the limitations set out in Clause 6).

5.6	Awareness of Vendor and Ordinary Course of Business. Where any Warranty is qualified by reference to the awareness, knowledge, information or belief of the Vendor (or any similar expression), the Vendor shall be deemed to have such awareness, knowledge, information or belief as it would have after having made reasonable enquiry of the senior executive managers and officers of the Vendor. In relation to each of the Warranties concerning the assets, liabilities, Contracts, Vessel or results of the Companies, such Warranties shall be deemed to be qualified by reference to exclude any matters (whether or not Disclosed) arising in the ordinary and normal course of trading since 1st May 2007.

5.7	Provision of information. The Vendor undertakes promptly to provide the Purchaser with any information that the Purchaser may by written notice request in relation to:

(a)	any of the Warranties or any statement of fact contained elsewhere in this Agreement or any other Transaction Document; or

(b)	the Disclosure Schedule or any other disclosure made or information provided (or purportedly made or provided) under this Clause 5.7; or

(c)	any matter or question connected with or arising out of any of the foregoing,

but this only applies to information that is (either at the date of the Agreement or at the date of the request) in the possession of the Vendor or that the Vendor or any of its professional advisers can reasonably be expected to obtain and present without undue efforts.

5.8	Disclosure in Disclosure Schedule. The Vendor shall not have any liability in respect of any Claim if and to the extent that any fact, matter or circumstance that causes any of the Warranties to be breached or that might result in a Claim or possible Claim has been Disclosed in the Disclosure Schedule or otherwise in any of the Transaction Documents.

5.9	Notification of potential Claims before Closing. If, at any time before Closing, the Vendor becomes aware of any Claim or any matter that could reasonably be expected to cause a Claim to arise or any matter that at Closing would constitute a Claim or could reasonably be expected to cause a Claim to arise, it shall forthwith disclose the same in writing to the Purchaser.

6	REMEDIES OF THE PURCHASER

6.1	Survival. Subject to the limitations and other provisions of this Agreement and the Transaction Documents, the representations and warranties of the Vendor contained in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Transaction Documents shall survive the Closing and remain in full force and effect for a period of 12 months after the Closing Date; provided, however, that (a) the Warranties in Clauses 1.2 (Title to Interests), 1.3 (No arrangements relating to share capital), 11 (Taxation) and 12.1 (No brokers fees) of Schedule A to this Agreement shall survive until, and shall terminate upon, the date of expiration of the applicable statute of limitations with respect to the liability in question. The covenants and agreements of the Vendor contained in this Agreement and the Transactions Documents that by their terms extend beyond the Closing Date shall not terminate until all obligations with respect thereto have been performed or satisfied or shall have expired or been terminated in accordance with their terms.

6.2	Indemnification by the Vendor

(a)	The Vendor agrees, subject to the other terms and conditions of this Agreement and the Transaction Documents, to indemnify the Purchaser, Teekay Norway AS and the Purchaser Group Companies against and hold it harmless from any and all (i) Losses and Expenses to the Purchaser, Teekay Norway AS, any Purchaser Group Company or the Companies arising out of or related to the breach of any representation, warranty, covenant or agreement of the Vendor in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Transaction Documents, to the extent Vendor is notified by the Purchaser of such Losses or Expenses prior to expiration of the applicable survival period set forth in Clause 6.1 above, (ii) any Covered Environmental Losses relating to the Interests to the extent that the Vendor is notified by the Purchaser of any such Covered Environmental Losses within five (5) years after the Closing Date;

(iii) Losses or Expenses to the Purchaser, the Purchaser Group Companies or the Companies arising from (A) the failure of the Purchaser Group Companies, immediately after the Closing Date, to be the owner of such ownership interests in and to the Interests as are necessary to enable the Purchaser Group Companies to own and operate the Interests in substantially the same manner that the Interests were owned and operated by the Vendor Group Companies immediately prior to the Closing Date or (B) the failure of the Purchaser Group Companies to have on the Closing Date any consent or governmental permit necessary to allow the Purchaser Group Companies to own or operate the Interests in substantially the same manner that the Interests were owned and operated by the Vendor Group Companies immediately prior to the Closing Date, in each of clauses (A) and (B) above, to the extent that the Vendor is notified by the Purchaser of such Losses or Expenses within three (3) years after the Closing Date; and (iv) all federal, state, foreign and local income tax liabilities attributable to the operation of the Interests prior to the Closing Date.

(b)	The aggregate liability of Vendor under Clause 6.2(a) above shall not exceed $10 million. Furthermore, no claim may be made against Vendor for indemnification pursuant to Clause 6.2(a) unless the aggregate dollar amount of all claims for indemnification pursuant to such clause shall exceed $500,000, in which case Vendor shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000.

6.3	General Provisions.

(a)	The Purchaser agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to Clause 6.2, it will provide notice thereof in writing to the Vendor specifying the nature of and specific basis for such claim.

(b)	The Vendor shall have the right to control all aspects of the defence of (and any counterclaims with respect to) any claims brought against the Purchaser, Teekay Norway AS, the Purchaser Group Companies or the Companies that are covered by the indemnification set forth in Clause 6.2, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld) of the Purchaser (with the concurrence of the conflicts committee of Teekay Offshore Operating GP L.L.C.) unless it includes a full release of the Purchaser, Teekay Norway AS, the Purchaser Group Companies and the Companies from such matter or issues, as the case may be.

(c)	The Purchaser agrees to cooperate fully with the Vendor with respect to all aspects of the defence of any claims covered by the indemnification set forth in Clause 6.2, including, without limitation, the prompt furnishing to the Vendor of any correspondence or other notice relating thereto that the Purchaser, Teekay Norway AS, the Purchaser Group Companies or the Companies may receive, permitting the names of such parties to be utilized in connection with such defence, the making available to the Vendor of any files, records or other information of such parties that the Vendor considers relevant to such defence and the making available to the Vendor of any employees of the Purchaser, Teekay Norway AS, the Purchaser Group Companies or the Comapnies;

provided, however, that in connection therewith the Vendor agrees to use reasonable efforts to minimize the impact thereof on the operations of such parties and further agrees to maintain the confidentiality of all files, records and other information furnished by any such party pursuant to this Clause 6.3. In no event shall the obligation of the Purchaser to cooperate with the Vendor as set forth in the immediately preceding sentence be construed as imposing upon the Purchaser an obligation to hire and pay for counsel in connection with the defence of any claims covered by the indemnification set forth in this Clause 6; provided, however, that the Purchaser may, at its own option, cost and expense, hire and pay for counsel in connection with any such defence. The Vendor agrees to keep any such counsel hired by the Purchaser reasonably informed as to the status of any such defence (including providing such counsel with such information related to any such defence as such counsel may reasonably request) but the Vendor shall have the right to retain sole control over such defence.

(d)	In determining the amount of any Loss or Expense for which the Purchaser, Teekay Norway AS, any Purchaser Group Company or any of the Companies is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by such parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by such parties as a result of such claim, and (ii) all amounts recovered by such parties under contractual indemnities from third persons. The Purchaser hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Purchaser, Teekay Norway AS, the Purchaser Group Companies or the Companies in connection with such efforts shall be promptly reimbursed by the Vendor in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

(e)	The Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Transaction Documents shall be pursuant to the indemnification provisions set forth in this Clause 6. In furtherance of the foregoing, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Vendor and the Vendor Group Companies arising under or based upon any federal, state, foreign or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

7	IMPLEMENTATION

7.1	Further assurances. The Vendor shall (and shall procure that any other relevant person shall) execute any deeds or documents and exercise or waive any rights and generally take any action, including passing (or procuring that there is passed) any resolution of the Vendor or (whilst the Vendor remains the registered owner) the Companies that the Purchaser may reasonably require, which may be necessary for the Transaction Documents to be carried into effect.

8	COSTS

8.1	Responsibility for costs. Except where expressly provided otherwise, each party shall pay its own costs connected with the negotiation, preparation, execution and implementation of the Transaction Documents and any matters connected therewith and investigating the affairs of the Companies.

9	OTHER PROVISIONS

9.1	Performance Guarantees. The Vendor shall continue to guarantee the performance of the Companies’ obligations under the Charter and the financing arrangements of the Vessel under the Loan Facility Agreement. In consideration for such guarantees the Purchaser shall provide a counter-indemnity in the form attached in Schedule C and pay a fee based on an amount of 5 bps per annum on the Loan as defined in the Loan Facility Agreement payable semi-annually to the Vendor such amount becoming due and payable within 30 days after the relevant semi-annual period following the Closing Date and each semi-annual period thereafter. In respect of a period of less than semi-annual, the fee shall be paid on a pro rata basis accordingly.

9.2	Entire agreement. This Agreement together with the other Transaction Documents constitutes the entire agreement between the parties regarding the sale and purchase of the Interests and related matters and supersedes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same, all of which are hereby terminated and shall cease to have effect in all respects, and the parties confirm that there are no collateral or supplemental agreements relating to the Transaction Documents, except as expressly set forth herein or therein.

9.3	Assignment.

(a)	This Agreement shall be binding on and enure for the benefit of each party’s successors and permitted assigns. Save as provided in Clause 9.3(b), no party shall, without the prior written consent of the other party, assign, transfer, charge or deal in any other manner with this Agreement or any of its rights (whether to damages or otherwise) or obligations arising under or in connection with the Agreement, or purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement, and any such assignment, transfer, charge or dealing shall be void for all purposes.

(b)	The Purchaser may assign all or any part of its rights and benefits under this Agreement to any Purchaser Group Companies.

(c)	Subject to and upon any succession or assignment permitted by this Agreement, any such successor or assignee shall in its own right be able to enforce any term of this Agreement in accordance with the terms of this Agreement as if it were a party, but until such time shall have no rights whether as a third party or otherwise. The Vendor shall have no greater liabilities towards any successor or assignee of the Purchaser than it would have had to the Purchaser had the Purchaser remained fully and solely entitled under this Agreement.

9.4	Right of set-off, deductions and withholdings and Tax on payments.

(a)	The Purchaser shall not be entitled to set off against the Consideration any sums owing to it by the Vendor.

(b)	If any deduction or withholding is required by law to be made from any payment from one party to another party under any Transaction Document, the party making the payment shall increase the amount thereof so as to ensure that the recipient receives and is able to retain that amount that it would have received and retained had the payment not been the subject matter of such deduction or withholding provided always that if the recipient is entitled to a credit or some other benefit as a consequence of the payment to it being the subject matter of a deduction or withholding it shall use its reasonable endeavours to utilise the credit (whether by set off, or by claiming a repayment in respect thereof, or otherwise) or benefit so arising and in the event that it is able so to do it shall repay to the party who made the payment an amount equal to the credit or benefit so utilised, provided always that this clause is without prejudice to the limitations on the Vendor’s liabilities as set out in Clause 6. For the avoidance of doubt, this clause shall not impose upon the recipient of the payment any obligation to utilise any credit or benefit in priority to any other economic credit or benefit available to it or to pay to the party making the payment an amount greater than that by which the original payment was increased under this Clause 9.3.

(c)	If any payment from the Vendor to the Purchaser under any Transaction Document is liable to Tax in the hands of the Purchaser, the Vendor shall increase the payment by such an amount as will ensure that the Purchaser is able to receive and retain, after paying Tax in respect of its receipt, an amount equal to that which would otherwise have been paid to it had the receipt not been subject to Tax in its hands, provided always that this clause is without prejudice to the limitations on the Vendor’s liabilities as set out in Clause 6. The parties shall agree to the amount of any increase in a relevant payment to give effect to this Clause 9.3. In the event that the parties are not able to agree the amount of any increase, the amount thereof shall be certified by the Purchaser’s auditors acting as experts whose decision in respect thereof shall be binding on the relevant parties except in the case of manifest error.

9.5	Waivers, rights and remedies.

(a)	No failure or delay on the part of either party to this Agreement in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude or restrict any other or further exercise of it or the exercise of any other right or remedy.

(b)	A waiver by either party to this Agreement of a breach of or default under any Transaction Document shall not constitute a waiver of any other breach or default, shall not affect the other terms of any Transaction Document or the rights of any other person thereto and shall not prevent the Purchaser from subsequently requiring compliance with the waived obligation.

(c)	Any waiver (in whole or in part) of any right or remedy under this Agreement must be set out in writing, signed by or on behalf of the person granting the waiver and may be given subject to any conditions thought fit by the grantor and, unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for, and in favour of the person to, which it is given.

(d)	Unless specifically provided otherwise, the rights and remedies of the Purchaser and the Vendor under or pursuant to any Transaction Document are cumulative, may be exercised as often as the Purchaser or the Vendor, as applicable considers appropriate and are in addition to its rights and remedies under the general law.

9.6	Variations. No variation of any Transaction Document shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties thereto.

9.7	Effect of Closing. This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

9.8	Provisions of Agreement severable. If any provisions of this Agreement or any other Transaction Document is, or becomes, invalid, unenforceable or illegal, in whole or in part, under the laws of any jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Agreement or the relevant Transaction Document (as the case may be), but the validity, enforceability or legality of the remaining provisions of this Agreement or the relevant Transaction Document shall not be impaired.

9.9	Interest for late payment. Any sum owing by either party under this Agreement shall carry interest from (and excluding) the date on which it is payable until (and including) the date of actual payment at the Specified Rate; such interest will be compounded semi-annually and be payable after as well as before any judgment.

9.10	Counterparts. This Agreement and each of the other Transaction Documents may be entered into in any number of counterparts and by the parties thereto on separate counterparts, each of which when so executed and delivered shall be an original but each such Transaction Document shall not be effective until each party thereto has executed at least one counterpart, but all the counterparts for each Transaction Document shall together constitute one and the same instrument.

9.11	Third party rights. Except pursuant to Clause 9.12, this Agreement and the other Transaction Documents are made for the benefit of the respective parties hereto and thereto and their successors and permitted assigns only and are not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

9.12	Exception. Teekay Norway AS shall be entitled to the benefit of any of the provisions of this Agreement expressed to be in its favour as if it were a party to this Agreement.

10	NOTICES

10.1	General. Any notice under or in connection with this Agreement shall be in writing and may be delivered by hand or fax to the address of the relevant party that is set out below or to such other address as that party may have notified in writing from time to time to the party serving the notice, which notice so served by fax shall be deemed to have been received at the time of despatch:

(a)	the Vendor

Name:	Teekay Corporation
Address:	Bayside House, Bayside Executive Park,
West Bay Street & Blake Road,
P.O. Box AP-59212,
Nassau, The Bahamas
Fax Number:	+1 242 502 8840
marked for the attention of the Corporate Secretary
(b)	the Purchaser

Name:	Teekay Offshore Partners L.P.
Address:	Bayside House, Bayside Executive Park,
West Bay Street & Blake Road,
P.O. Box AP-59212,
Nassau, The Bahamas
Fax Number:	+1 242 502 8840
11	GOVERNING LAW AND JURISDICTION
11.1	English law. This Agreement is governed by, and shall be construed in accordance with, English law.

11.2	Arbitration.

(a)	Any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 and any statutory re-enactment or modification thereof before a sole arbitrator agreed by the parties or failing agreement within 7 days of receipt by one party of a notice (the “First Notice”) from the other proposing an arbitrator, a tribunal of three arbitrators comprising:
(i)	the arbitrator proposed in the First Notice;

(ii)	an arbitrator appointed by the party that received the First Notice; and

(iii)	an arbitrator, who shall be the chairman, appointed by the two arbitrators referred to in (i) and (ii) above.
If the party receiving the First Notice does not within 14 days of receipt thereof notify the other party of its appointed arbitrator, the arbitrator referred to in (i) above shall be deemed appointed as sole arbitrator.

(b)	Once appointed in relation to a dispute, a sole arbitrator or tribunal shall resolve all other disputes between the parties in relation to this Agreement, subject to the availability of the arbitrator(s).

12	TERMINATION

12.1	Termination. This Agreement may be terminated upon written notice given at any time before the Closing:

(a)	by the mutual written consent of Vendor and Purchaser;

(b)	by the Vendor of the Purchaser, if the Closing shall not have occurred prior to July 31st 2007 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Clause 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)	by the Vendor, in the event of a material breach by the Purchaser of any representation, Warranty, covenant or agreement of the Purchaser contained herein that has not been cured or is not curable by the Expiration Date; or

(d)	by the Purchaser, in the event of a material breach by the Vendor of any representation, Warranty, covenant or agreement of the Vendor contained herein that has not been cured or is not curable by the Expiration Date.

12.2	Effect of Termination. In the event of the termination of this Agreement pursuant to Clause 12.1 above, the parties shall be relieved of their obligations under this Agreement, save that Clauses 1 and 10 to 11 shall continue in full force and effect, and neither party shall have any claims against the other party in connection with this Agreement except in respect of any accrued rights or obligations arising under this Agreement before termination or in connection with any antecedent breach by any party of any provision of this Agreement or any breach by any party of any continuing provision of this Agreement.
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SCHEDULE A
WARRANTIES AND REPRESENTATIONS
1	THE COMPANIES AND THE INTERESTS

1.1	Information.

Navion Gothenburg L.L.C. is duly formed and validly existing under the laws of The Republic of the Marshall Islands. Navion Gothenburg LLC has the requisite power and authority to own and operate its properties and assets and to carry on its business.

Navion Gothenburg AS is duly incorporated and registered under the laws of Norway. Navion Gothenburg AS has the requisite power and authority to own and operate its properties and assets and to carry on its business.

1.2	Title to Interests. The Interests constitute 50% of the limited liability interests of Navion Gothenburg LLC and 100% of all of the shares of the Navion Gothenburg AS, the Vendor in the case of Navion Gothenburg L.L.C. and its wholly owned subsidiary Teekay Shipping Norway AS in the case of Navion Gothenburg AS is the sole legal and beneficial owner of the Interests, and no claim has been made by any person to be entitled to any of them. The Interests have been duly authorized, properly allotted and validly issued and are fully paid, or credited as fully paid, and non-assessable. There is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the Interests nor are there any agreements, arrangements or commitments to give or create any such Security Interest, right or claim, and no claim has been made by any person to be entitled to any.

1.3	No arrangements relating to share capital. Neither of the Companies have created or issued any shares or equity interests (other than the Interests). There is no agreement, arrangement, obligation or commitment (including an option or right of pre-emption or conversion) requiring or granting any person the right to require the creation, allotment, issue, transfer, redemption or repayment of, or creating or requiring the creation of any Security Interest over, or requiring the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares, equity or loan capital in either of the Companies (or any unissued shares, equity capital, loan capital or other securities of the Companies) now or at any time in the future, and neither of the Companies have agreed to do or enter into any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

1.4	No capital reorganisation. Neither of the Companies since their incorporation or formation have:

(a)	made any issue of securities by way of capitalisation of profits or reserves (including share premium account and capital redemption reserve); or

(b)	repaid, purchased or redeemed any shares of any class of its share capital or otherwise reduced its share capital or any class of it;

and have not agreed to do any of the foregoing (whether at the option of any other person or otherwise).

1.5	No agreement/arrangement. Neither the Vendor nor the Companies are party to any agreement or arrangement concerning:

(a)	the transfer or disposal of the Interests or any interest therein or any restriction thereon or obligation relating thereto;

(b)	the exercise of votes at meetings of the board of either of the Companies (if any) or of the holders of any class of Interests; or

(c)	the right to appoint or remove any directors or officers of either of the Companies (where applicable).

1.6	No Security Interest over assets. There is no Security Interest (other than liens arising in the usual course of business consistent with past practices) affecting the whole or any material part of the assets of the Companies.

2	THE VENDOR

2.1	Capacity of Vendor and Teekay Shipping Norway AS. As regards the Vendor and Teekay Shipping Norway AS:

(a)	it has the requisite power and authority to enter into the Transaction Documents to which it is a party and perform all its obligations thereunder;

(b)	the Transaction Documents to which it is a party constitute (or will constitute when executed) its legal, valid and binding obligations enforceable against it in accordance with their terms;

(c)	it has the power and authority to absolutely and unconditionally sell and transfer the full legal and beneficial ownership in the Interests registered in its name to the Purchaser on the terms set out in this Agreement;

(d)	the execution and delivery of the Transaction Documents and performance by it of the obligations thereunder do not and will not result in a breach of, or constitute any default under, any law or regulation, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, its Articles of Incorporation and Bylaws or any agreement to which it is a party;

(e)	all consents, licences, approvals and authorisations required by it in connection with the Transaction Documents to which it is a party and the transactions contemplated thereby have been obtained and are in full force and effect;

(f)	no action, suit, proceeding, litigation or dispute against it or any Vendor Group Company is presently taking place or pending or, to its knowledge, threatened that would or might reasonably be expected to inhibit its ability to perform its obligations under the Transaction Documents to which it is a party or that could materially and adversely affect the Interests; and
(g)	in so far as it is a body corporate:
(i)	it is a body corporate duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated;

(ii)	no Insolvency Event has occurred in relation to it and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.
2.2	Vendor/Company relationship. Neither the Vendor, Teekay Shipping Norway AS nor any Vendor Group Companies:

(a)	owe any indebtedness or other liability which has not been Disclosed and which in aggregate exceeds $100,000 to either of the Companies whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety, and there is no such indebtedness or liability which has not been Disclosed and which in aggregate exceeds $100,000 due or owing by either of the Companies to the Vendor, Teekay Shipping Norway AS or any Vendor Group Companies and there is no guarantee or Security Interest in respect of any such indebtedness or liability outstanding;

(b)	are party to any agreement, arrangement or understanding, other than the Transaction Documents, with the Companies or relating to the Companies or the Interests in which the Vendor, Teekay Shipping Norway AS or any Vendor Group Company is or has been interested, whether directly or indirectly, and there is no agreement, arrangement or understanding to which either of the Companies is a party and in which the Vendor, Teekay Shipping Norway AS or any Vendor Group Company has or has had an interest, whether directly or indirectly; or

(c)	is entitled to a claim of any nature against the Companies, which has not been Disclosed or which individually does not exceed $100,000, or has assigned to any person the benefit of a claim against either of the Companies to which it would otherwise be entitled.

3	AGREEMENTS

3.1	Disclosure of Contracts. Complete and accurate copies of all Contracts (including all amendments and supplemental agreements relating thereto) have been provided to the Purchaser and all Contracts are set out in the Disclosure Schedule.

3.2	Enforceability of and compliance with agreements. In relation to each Contract:

(a)	the Vendor has no reason to believe that the Companies will be unable to complete and fulfil each of the Contracts by the due date and within the estimated level of costs or that any products sold or to be sold by the Companies are or will be unable to meet the specifications contracted for;
(b)	the Companies are in the possession or in the control of each such Contract;

(c)	so far as the Vendor is aware, there are no written or oral agreements that derogate from the obligations of any person other than the Companies or increase the obligations of the Companies under the Contracts;

(d)	each such Contract has been validly executed by the respective Companies, is valid and subsisting, has not been terminated and is fully enforceable against the such of the Companies and, to the Vendor’s knowledge, the other parties to such agreement in accordance with its terms;

(e)	none of such Contracts is subject to a Security Interest granted or created by the Companies or the Vendor Group Companies other than under the terms of the relevant Contract;

(f)	to the Vendor’s knowledge, there is no and has not been, at any time, any breach of, or any default in the performance of, the terms of any such Contracts by any person other than the Companies nor are there any circumstances likely to give rise to such breach or default. The Companies have not granted any time or indulgence, or waived any right, in relation to any such Contract and, in particular, but without prejudice to the generality of the foregoing, all amounts due and payable under such agreements have been duly paid in full on, or within a reasonable period of, the due date for payment of the same;

(g)	so far as the Vendor is aware, the Companies have fulfilled all of their obligations and performed and observed all warranties, undertakings, covenants and agreements on their part to be fulfilled, performed and observed under each of such Contracts;

(h)	no notice of any intention to terminate, repudiate, rescind, modify or disclaim any provision of any Contract has been given by the Companies or, so far as the Vendor is aware, received from a person other than the Companies by the Companies in respect of any such Contract;

(i)	so far as the Vendor is aware, the Companies have paid all Taxes, duties, imposts and other charges payable in respect of the Contracts so far as such Taxes, duties, imposts and other charges fall upon the Companies and have become due and payable;

(j)	all necessary licences, approvals and consents required by the Companies prior to the entry into of each of such Contracts and for their continuation were duly obtained and are subsisting and, to the Vendor’s knowledge, no circumstances have arisen that may lead to withdrawal or failure to renew, if applicable, of any such licence, approval or consent;

(k)	there are no disputes or outstanding claims pending or, to the Vendor’s knowledge, threatened against either of the Companies under such Contracts and, to the Vendor’s knowledge, no person is entitled to make, or has threatened to make, a claim against the Companies in respect of any representation, breach of condition or warranty or other express or implied term relating to any such Contracts and no matter exists that would or might enable a person other than the respective Companies to make such a claim or raise a set-off, deduction, withholding or counterclaim in any action for breach of the relevant Contract or otherwise give any person other than the Company the right to withhold or delay payment of any sum due from it under the terms of the relevant Contract or the performance of any of its obligations thereunder;
(l)	so far as the Vendor is aware, no person (other than the parties to such Contracts) has any rights (including any Security Interests) in respect of any such Contracts or the assets the subject thereof;

(m)	the execution of this Agreement by the Vendor and the exercise of its rights and performance of its obligations under the Agreement does not constitue and will not result in any breach of any agreement or treaty to which the Vendor, Teekay Shipping Norway AS or the Companies are a party;

(n)	the obligations expressed to be assumed by the Vendor or which the Vendor is to procure by Teekay Shipping Norway AS in this Agreement are legal and valid obligations, binding on them in accordance with the terms of this Agreement and no limit on any of their powers will be exceeded as a result of the transaction contemplated by this Agreement or the performance by the Vendor of its obligations herein or by Teekay Shipping Norway AS of such obligations on behalf of the Vendor;and

(o)	so far as the Vendor is aware, no Insolvency Event has occurred in relation to any third party to such Contracts.

3.3	No powers of attorney. There are in force no powers of attorney given by the Companies nor any other authority (express, implied or ostensible) given by the Companies to or in favour of any person (as agent or otherwise) to enter into any agreement, contract or commitment or to do anything on their behalf except as set out in the Disclosure Schedule. The Disclosure Schedule sets out details of all persons who have authority to bind the Companies in the ordinary course of their business.

3.4	Change of control. Neither the sale of the Interests hereunder nor any change in the management of the Companies as a result of this Agreement will:

(a)	entitle any person to modify or terminate any Contract or other arrangement with the Companies;

(b)	result in the breach by the Companies under any of the terms, conditions or provisions of any Contract or other instrument to which either of the Companies are now a party;

(c)	result in any present or future Indebtedness becoming due and payable or capable of being declared due and payable prior to its stated maturity; or

(d)	entitle any person to receive from either of the Companies any finder’s fee, brokerage or other commission in connection with the sale of the Interests.

3.5	Offers and tenders. No offer or tender or similar arrangement given or made by the Companies are capable of giving rise to an agreement solely by the unilateral act of any person other than the Companies.

3.6	Joint Ventures etc. The Companies do not, and have not agreed to, act or carry on business in partnership with any other person and are not and have not agreed to act or become a member of any joint venture, consortium, corporate or unincorporated body, association or undertaking.

3.7	Competition/Anti-trust. The Companies are not party to any practice, arrangement or agreement that infringes or is likely to require registration or notification under any relevant anti-trust or competition law.

3.8	Restrictive practices. The Companies are not and have not been a party to any agreement, arrangement, understanding or practice restricting the freedom of the respective Companies to carry on the whole or any part of their business in any place in such manner as they think fit or to provide or take goods and/or services by such means and from and to such persons and into or from such places as they may from time to time think fit and/or to compete in any area or in any field or with any person.

3.9	Directors or Officers.

The management of Navion Gothenburg LLC is vested exclusively in its members. The Vendor is, and the Purchaser shall be upon the Closing, the sole member of Navion Gothenburg LLC with, in its capacity as sole member, authority to make all decisions and take all actions for Navion Gothenburg LLC as, in its sole discretion, it shall deem necessary and appropriate to enable Navion Gothenburg LLC to carry out any lawful activity, including but not limited to carrying on the acquisition, ownership, operation and disposition of oceangoing vessels. Notwithstanding its authority to do so as sole member of Navion Gothenburg LLC, the Vendor has not appointed or elected any individuals to officer positions of Navion Gothenburg LLC.

The management of Navion Gothenburg AS is vested in its Board of Directors: Kenneth Hvid — Chairman; Arve Torkjel Ustgard — Managing Director; and, Stein Rynning. Teekay Shipping Norway AS is, and Teekay Norway AS shall be upon the Closing, the sole shareholder of Navion Gothenburg AS with, in its capacity as shareholder, authority to appoint Directors to the Board of Navion Gothenburg AS to make all decisions and take all actions for Navion Gothenburg AS as, in its sole discretion, it shall deem necessary and appropriate to enable Navion Gothenburg AS to carry out any lawful activity.

4	FINANCIAL ARRANGEMENTS

4.1	Indebtedness. The Companies do not have outstanding nor have they incurred or agreed to incur any Indebtedness (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, rate, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing).

4.2	Borrowings. The purchase of the Vessel by the LLC and the cost of conversion are financed by means of a US$106,000,000 secured revolving credit facility from DnB Nor

Bank ASA as facility agent. At the Closing Date the amount of US$60,000,000 has been drawn on the loan with US$46,000,000 remaining available to be drawn.
The Companies have not borrowed any monies from the Vendor, any Vendor Group Companies or any third party.

4.3	Loans by the Companies. The Companies have not made any loans to the Vendor, any Vendor Group Companies or any third party.

4.4	Debts. The Companies have not factored any of its debts. There are no debts owing to the Companies.

4.5	No guarantee or Security Interests. No guarantee or Security Interest has been given or entered into by the Companies or any third party in respect of Indebtedness or other obligations of the Companies and no guarantee or Security Interest has been given or entered into by the Companies in respect of any other person.

4.6	No indemnities given by the Companies. The Companies are not responsible (including on a contingent basis) for the indebtedness, or for the default in the performance of any obligation, of any person nor are they party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any person.

4.7	Bank accounts. Details of all bank accounts of the Companies, and particulars of the balances of all the Companies’ bank accounts as at a date not more than 2 (two) Business Days before the date of this Agreement, have been disclosed to the Purchaser, and the Companies have no other bank accounts. Since the date of such particulars, there have been no material payments out of any such bank accounts, except for routine payments in the ordinary course of business consistent with past practices.

5	ASSETS, LIABILITIES AND OTHER ARRANGEMENTS

5.1	No other assets and liabilities. The LLC has no assets other than the Vessel and the Companies have no liabilities other than those arising in connection with the Contracts and as set forth in the Disclosure Schedule and, save for their obligations under the Contracts, there are no agreements or arrangements to which the Companies are a party that increase the obligations of the Companies under the Contracts or that create or include any other obligation that might be binding on the Companies.

5.2	Business activity. The only business activities of the Companies collectively since incorporation or formation have been the acquisition, ownership, and operation of the Vessel.

6	PROPERTIES

6.1	Properties. The Companies do not own, occupy or use any real property.

7	INSURANCE

7.1	Insurance policies. The Companies maintain the policies of insurance listed in the Disclosure Schedule and attached to the Disclosure Schedule, each of which is in full force and effect and, to the Vendor’s knowledge, not subject to being avoided for any reason.

8	LITIGATION AND OTHER DISPUTES

8.1	No proceedings. Neither of the Companies are, and, to the Vendor’s knowledge, no director or officer of the Companies (in relation to the Companies’ affairs or, if resolved in a manner adverse to such director or officer, could result in a materially adverse effect on the Companies’ business) is, engaged in or a party to any dispute, litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency, nor are any of the foregoing pending or, to the Vendor’s knowledge, threatened or expected either against or by the Companies, and, to the Vendor’s knowledge, there is no fact or circumstance or any other form of written demand in existence that might give rise to the same, or form the basis of any criminal prosecution against either of the Companies.

8.2	No orders or judgements. There is no order, decree or judgement of any court, tribunal or any governmental agency of any country outstanding against the Companies or, to the Vendor’s knowledge, any person for whose acts either of the Companies may be vicariously liable, and, to the Vendor’s knowledge, there are no circumstances likely to give rise to vicarious liability of the Companies, and no injunction has been granted against the Companies.

8.3	No unlawful acts. Neither of the Companies has committed, or been prosecuted for, any breach of a statutory or regulatory duty or any tortious or other criminal or unlawful or unauthorised act that could reasonably be expected to lead, or has led, to a claim for damages or an injunction or other order of a court or tribunal of competent jurisdiction being made against it, and there are no circumstances likely to give rise to such a breach or act.

9	COMPLIANCE WITH LEGAL REQUIREMENTS

9.1	Compliance by Companies. The Companies have, so far as the Vendor is aware, complied and are continuing to comply in all material respects with all relevant legislation and regulations and guidelines in any part of the world applicable to them and/or their business and/or their assets.

9.2	Ultra vires. The Companies are empowered and duly qualified to carry on business in all jurisdictions in which their present businesses are now carried on and have not entered into any ultra vires transaction.

9.3	Returns. All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Corporations in the Republic of the Marshall Islands by Navion Gothenburg LLC and the Registrar of Corporations in Norway by Navion Gothenburg AS have been properly prepared and so filed or delivered.

9.4	Limited Liability Company Agreement. The Limited Liability Company Agreement of, and all resolutions passed by, Navion Gothenburg LLC and all other legal requirements concerning Navion Gothenburg LLC have been complied with. A copy of Navion Gothenburg LLC’s Limited Liability Company Agreement has been provided to the Purchaser, which is complete and accurate in all material respects, has attached thereto or incorporated therein copies of all resolutions and other documents required by law to be so attached or incorporated, and fully sets out the rights and restrictions attaching to the Interests.

9.5	Constitutional documents. The articles of, and all resolutions passed by, Navion Gothenburg AS and all other legal requirements concerning Navion Gothenburg AS have been complied with. A copy of Navion Gothenburg AS’ constitutional documents has been provided to the Purchaser, which is complete and accurate in all material respects, and fully sets out the rights and restrictions attaching to the Interests.

9.6	Books and records. The statutory books (including all registers and minute books whether electronic or otherwise), books of account and other statutory records of the Companies have been properly and accurately written up or maintained in accordance with all applicable laws and are up to date (but not including the date of the Agreement) and comprise complete and accurate records of all information required to record therein other than to the extent that they are not material to the business of the respective Companies. The Companies have not received any notice or allegation that any of the statutory books, books of accounts or other records of whatsoever kind of such of the Companies are inaccurate or incomplete or should be rectified.

9.7	Companies’ name. The Companies do not use or otherwise carry on business under any name other than their full corporate name. The Companies have the full right to use their corporate name without restriction, and the Companies and the Vendor are not aware of any actual or threatened challenge to the use of those names or any of them in respect of the business of the Companies or any claim that any such use infringes any rights of any third party.

9.8	Consents and licences. The Companies hold any and all licences (including statutory licences), permissions, authorisations, consents, registrations and exemptions required by them for the operation of their business as now carried on, and, to the Vendor’s knowledge, none of these is subject to revocation or cancellation for any reason.

9.9	No penalties or fines. Neither of the Companies nor any of their officers (or agents during the course of their duties) have committed or omitted to do any act or thing that has given or could give rise to a material claim, fine, penalty or other liability, at law or in equity, in respect of the physical or environmental condition of any of their fixed or moveable assets, real property or products.

9.10	No investigations and inquiries. No investigations, inquiries or reviews by or on behalf of any governmental or other body in respect of the Companies or their business or assets are pending or, to the Vendor’s knowledge, in existence or have been conducted or threatened, and there are no circumstances that might give rise to such investigation, inquiry or review.

10	EMPLOYMENT

10.1	Employees. The Companies do not, and have never had any employees and there are no arrangements (written or otherwise) under which remuneration or benefit or other sum whatsoever is paid or given to any person (including any officer or consultant of the Companies).

11	TAXATION

11.1	Tax Residence.

(a)	Navion Gothenburg LLC is and always has been resident in The Bahamas for the purposes of Taxation and has never been resident in any other country for the purposes of Taxation or treated as so resident for the purposes of any double taxation agreement.

(b)	Navion Gothenburg LLC has never traded through a branch, agency or permanent establishment situated outside The Bahamas.

(c)	No circumstances exist whereby a person not resident in The Bahamas is assessable and chargeable to tax in the name of Navion Gothenburg LLC.

(d)	Navion Gothenburg LLC is not liable to pay nor has it at any time incurred any liability to Tax chargeable under the laws of any jurisdiction other than The Bahamas.

(e)	Navion Gothenburg AS is and always has been resident in Norway for the purposes of Taxation and has never been resident in any other country for the purposes of Taxation or treated as so resident for the purposes of any double taxation agreement.

(f)	Navion Gothenburg AS has never traded through a branch, agency or permanent establishment situated outside Norway.

(g)	No circumstances exist whereby a person not resident in Norway is assessable and chargeable to tax in the name of Navion Gothenburg AS.

(h)	Navion Gothenburg AS is not liable to pay nor has it at any time incurred any liability to Tax chargeable under the laws of any jurisdiction other than Norway.

11.2	Disclosures, Notices, Returns, Clearances and Records.

(a)	All notices, reports, disclosures, accounts, computations, statements, assessments, registrations, de-registrations and any other information that ought to have been made or supplied by or in respect of the Companies for any Taxation purposes have been made or supplied on a proper basis, were punctually submitted, were accurate and complete when submitted and remain accurate and complete and are not the subject of any dispute, enquiry or investigation with any Taxation Authority, and, to the Vendor’s knowledge, there are no present circumstances that are likely to give rise to any such dispute, enquiry or investigation.

(b)	No action has been taken by the Companies in respect of which any consent or clearance from any Taxation Authority was required except in circumstances where such consent or clearance was validly obtained, and no conditions were attaching thereto.

(c)	The Companies have made and submitted each claim, disclaimer, election, notice and consent to have been made and submitted, and details of all such claims, disclaimers, elections, notices and consents are set forth in the Disclosure Schedule.

(d)	The Companies have never been subject to any enquiry, visit, audit, investigation or discovery order by any Taxation Authority nor, to the Vendor’s knowledge, are there any circumstances existing that make it likely that any such enquiry, visit, audit, investigation or discovery order will be made in the next 12 months.

(e)	The Disclosure Schedule sets out details of all notices given by any Taxation Authority to or in relation to the Companies, the provisions of which remain in force.

(f)	The Companies have sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief that would arise upon a disposal or realisation on completion of each asset owned by the Companies before Closing.

(g)	Except as set out in the Disclosure Schedule, the Companies’ Taxation affairs are not dependent on or subject to any concession, agreement or other formal or informal arrangement with any Taxation Authority.

11.3	All Tax Paid.

(a)	All Taxation for which the Companies are liable and that ought to have been paid has been paid on a timely basis to the appropriate Taxation Authority.

(b)	The Companies have not paid, within the three years ending on the date of this Agreement, nor will become liable to pay, any interest, penalty, fine or surcharge to any Taxation Authority.

(c)	The Companies have not received from any Taxation Authority (and have not subsequently repaid to or settled with that Taxation Authority) any payment to which they were not entitled or any notice in which their liability to Taxation was understated.

11.4	Stamp Duty.

(a)	All documents that are in the possession of the Companies or under their control or to which the Companies are a party and that attract stamp duty have been properly stamped, and the Companies have duly paid all stamp duty to which they are, have been or may be made liable, and there is no liability for any penalty in respect of such duty nor, to the Vendor’s knowledge, are there any circumstances or transactions to which the Companies are or have been a party, which may result in the Companies becoming liable for any such penalty.

11.5	U.S. Tax Classification. Navion Gothenburg LLC is classified for United States federal income tax purposes as a disregarded entity pursuant to Treas. Reg. Section 301.7701-

3. Neither the Vendor nor Navion Gothenburg LLC will take any action to change the U.S. federal income tax classification of Navion Gothenburg LLC.
12	MISCELLANEOUS

12.1	No broker’s fees. No one is entitled to receive from either of the Companies any finder’s fee, brokerage, or other commission in connection with the purchase of the Interests.

12.2	Effect of entering into this Agreement. Compliance with the terms of this Agreement or Closing does not and will not:

(a)	conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:
(i)	any agreement or instrument to which the Companies are now a party, including the Contracts; or

(ii)	Navion Gothenburg LLC’s Limited Liability Agreement or give rise to or cause to become exercisable any right of pre-emption or right of first refusal;

(iii)	the articles and constitutional documents of Navion Gothenburg AS or give rise to or cause to become exercisable any right of pre-emption or right of first refusal; or

(iv)	any loan to or mortgage created by either of the Companies or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of the Companies are subject or by which the Companies are bound;
(b)	result in any present or future Indebtedness becoming due or capable of becoming due and payable prior to its stated maturity;

(c)	relieve any other party to an agreement or arrangement with the Companies, including the Contracts, of its obligations thereunder (whether contractual or otherwise) or enable it to vary or terminate its rights or obligations thereunder or determine any right or benefit enjoyed by the Companies or to exercise any right, whether under an agreement with, or otherwise in respect of, the Companies;

(d)	result in the creation or imposition of any Security Interest on any assets of the Companies;

(e)	cause the Companies to lose the benefit of any right or privilege either of them presently enjoys;

(f)	cause any person who normally does business with either of the Companies not to continue to do so on the same basis as previously; or

(g)	cause any licence or authority necessary or desirable for the continuation of the Companies’ respective business to be determined or not renewed or continued or renewed on less favourable terms.

12.3	Accurate information provided. All information given by the Vendor or any Vendor Group Companies or officials or professional advisers of the Companies or the Vendor to any of the directors, officials or professional advisers of the Purchaser in the course of negotiations leading to this Agreement, taken as a whole, was, when given, and remains and will at Closing be true and accurate in all material respects, and there is no matter or fact that has not been disclosed to the Purchaser that renders any such information untrue or misleading in any material respect.

12.4	Disclosure Schedule etc accurate. All information contained in the Disclosure Schedule is true, complete and accurate in all respects and nothing has been omitted and, there is no matter or fact, which renders any such information untrue, inaccurate, incomplete or misleading in any material respect.

12.5	All information disclosed. All information relating to the Companies that the Vendor knows or should reasonably know and that is material to be known by the Purchaser in the context of the sale of the Interests has been disclosed to the Purchaser and, to the best of the knowledge, information and belief of the Vendor, there are no other facts or matters undisclosed to the Purchaser that could reasonably be expected to have a material adverse effect on the Companies or the Interests.

13	INSOLVENCY

13.1	No Insolvency event. No Insolvency Event has occurred in relation to the Companies and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

14	THE VESSEL

14.1	Vessel Commitments. In relation to the Vessel:
(i)	the Vessel is properly registered in the name of Navion Gothenburg LLC under and pursuant to the flag and law of the Bahamas and all fees due and payable in connection with such registration have been paid;

(ii)	the Vessel is entered with Det norske Veritas (or another classification society of like standing) and has the highest classification rating issued by such society for a vessel of the type, age and class of the Vessel;

(iii)	the Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it can not be detached by any port state authority or the flag state authority for any deficiency;

(iv)	the Vessel is owned free of all maritime liens, encumbrances and mortgages except those that have been Disclosed in the Disclosure Schedule and accepted by the Purchaser and the terms of any charters that continue beyond the Closing Date, mortgages and loan documents do not prohibit the sale of the Companies;
(v)	the Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all know deficiencies have been Disclosed in the Disclosure Schedule;

(vi)	the Vessel is not (i) under arrest or otherwise detained, (ii) other than in the ordinary course of business, in the possession of any person (other than her master and crew) or subject to a possessory lien; or (iii) other than in the ordinary course of business, subject to any other lien;

(vii)	the Vessel complies in all material respects with all laws, the requirements of any government agency having jurisdiction over the Vessel, the provisions of all international conventions and the provisions of the rules and regulations issued under international conventions applicable to that Vessel;

(viii)	the Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of the Vessel or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations; and

(ix)	The Vessel has been delivered by Navion Gothenburg AS to and accepted on an unconditional basis by the Charterer for service under and in accordance with the terms and conditions of the Charter.

(x)	no blacklisting or boycotting of any description whatsoever has been applied or currently exists against or in respect of the Vessel.

SCHEDULE B
THE VESSEL

Vessel	“NAVION GOTHENBURG”
Built	2007

Yard	Samsung

Class	DNV (Det norske Veritas)

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6VR2

IMO (Registration) No.	9308077

Grt/Nrt	82647/46578

DISCLOSURE SCHEDULE
1.	Bareboat Charter of the Vessel dated 1st December 2006 made between Navion Gothenburg LLC and Navion Gothenburg AS.

2.	Bareboat Charter in respect of the Vessel dated 16th January 2006 made between Teekay Norway AS and Fronape International Company of P.O. Box 714 Georgetown, Grand Cayman, Cayman Islands and counter-signed by Petrobras Transporte S.A. — Transpetro of Av Presidente Vargas, 328-20091-660 Rio de Janiero, RJ, Brazi,l (as novated by agreement dated December 1, 2006)

3.	Novation agreement dated December 1, 2006 between Teekay Norway AS, Navion Gothenburg AS, Fronape International Company and Petrobras Transporte S.A. — Transpetro.

4.	Performance guarantee of Teekay Corporation dated December 1, 2006 in relation to the Bareboat Charter in respect of the Vessel dated 16th January 2006 made between Teekay Norway AS and Fronape International Company

5.	The Loan Facility Agreement dated July 11, 2007 among (i) Navion Gothenburg L.L.C. as borrower, (ii) the banks and financial institutions listed therein as lenders and (iii) DnB NOR Bank ASA as agents, mandated lead arranger, bookrunner and security trustee (the “Agent”) and Fortis Capital Corp, as mandated lead arranger and bookrunner, providing for a term loan facility of up to US$106,000,000.

6.	Guaranty and Indemnity of Teekay Corporation dated July 11, 2006.

7.	First Priority Bahamas Ship Mortgage dated July 11, 2006.

8.	Deed of Covenants dated July 11, 2006.

9.	General Deed of Assignment dated July 11, 2006.

10.	ISDA Master Agreement in favour of Navion Gothenburg L.L.C. to be entered into between (i) Teekay Corporation (ii) Navion Gothenburg L.L.C. and (iii) the Swap Provider pursuant to which Teekay Corporation shall novate to Navion Gothenburg L.L.C. its rights and obligations in relation to an interest rate swap dated 15 December 2006

11.	Actions by Written Consent of Navion Gothenburg L.L.C. dated August 11, 2006, January 12, 2007, July 10, 2007.

12.	Powers of Attorney dated January 12, 2007 and July 10, 2007.

13.	List of insurance policies in effect to be provided: Gard Certificate of Entry number 193,182 dated March 30, 2007 and Sul America Hull & Machinery War Risks Policy No. 292512-5.

EXECUTION PAGE
IN WITNESS WHEREOF this Purchase Agreement has been executed by or on behalf of the parties the day and year first above written.
EXECUTED by
TEEKAY CORPORATION

By:

Name: Arthur Bensler
Title: Authorized Person
EXECUTED by
BY: TEEKAY OFFSHORE PARTNERS L.P.,

By:

Name:
Title:
Purchase Agreement